Exhibit 99.1

Investor Update – March 20, 2009

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon).  Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items.  The most directly comparable GAAP measure is total operating expense per available seat mile.  However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results.  Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period.  Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements.  For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.   Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes.  All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

February 2009 Statistics

	February 2009	Change Y-O-Y	QTD 2009	Change Y-O-Y
Capacity (ASMs in millions)	1,733	(10.5)%	3,610	(9.4)%
Traffic (RPMs in millions)	1,274	(10.2)%	2,619	(7.5)%
Revenue passengers (000s)	1,096	(14.8)%	2,229	(12.3)%
Load factor*	73.5%	0.2pts	72.6%	1.6pts
RASM (cents)	10.18	(3.9)%	10.37	1.3%
Passenger RASM (cents)	9.28	(3.7)%	9.41	0.6%
Raw fuel cost/gal.	$1.58	(45.9)%	$1.65	(42.9)%
Economic fuel expense/gal.	$1.91	(27.9)%	$1.96	(25.8)%
*RPMs as a percentage of ASMs

Changes in Advance Booked Load Factors

	March	April	May
Point Change Y-O-Y	-1.0 pt*	+1.5 pts*	-1.0 pt

* The Easter holiday is in April this year, but was in March 2008.  This shift is negatively impacting March advance bookings and positively impacting April advance bookings.

Forecast Information

	Forecast Q1 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	5,500	(10)%	22,500	(7)%

Cost per ASM excluding fuel (cents)*	8.4	11%	8.1	8%

Fuel Gallons (000,000)	74	(14)%	310	(7)%
Economic fuel cost per gallon**	$1.90	(30)%	**	**
*For Alaska, our forecasts of mainline cost per ASM excluding fuel, restructuring charges and fleet transition costs is based on forward-looking estimates, which will likely differ from actual results.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. The first-quarter forecast uses actual cost from January and February and assumes an average $46-per-barrel price of oil, an average refinery margin of 23 cents per gallon, and a net hedge cost of 26 cents per gallon for March. Because of the unpredictable nature of oil prices, our full-year 2009 forecast is not meaningful at this time.

Based on our advance booked load factor for March and current ticket yields, we expect March 2009 unit revenues to decline compared to March 2008.

Labor Updates
Alaska recently reached an “agreement in concept” with the Air Line Pilots Association on a new four-year contract with our pilots.  Details of the agreement will be disclosed when the contract language is published in a tentative agreement.

Alaska’s flight attendants ratified a new contract that extended their current contract by two years through April 2012.  As part of the new contract, flight attendants will receive a 1.5% pay increase on May 1, 2010 and May 1, 2011.  Flight attendants will now participate in the same performance-based incentive plan as Alaska’s management and dispatch employees.

ALASKA – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and with a third party for service between Anchorage and Dutch Harbor, AK.

February 2009 Statistics
The following data represents only the Horizon CPA flying as that flying represents approximately 95% of the total purchased capacity.

	February 2009	Change Y-O-Y	QTD 2009	Change Y-O-Y
Capacity (ASMs in millions)	94	(10.7)%	195	(12.0)%
Traffic (RPMs in millions)	65	(18.9)%	130	(18.6)%
Load factor*	69.1%	(7.1)pts	66.9%	(5.4)pts
Passenger RASM (cents)	18.78	(4.3)%	19.04	1.7%
  *RPMs as a percentage of ASMs

Changes in Advance Booked Load Factors

	March	April	May
Point Change Y-O-Y	-9.0 pts*	-3.0 pts*	-3.5 pts

* The Easter holiday is in April this year, but was in March 2008.  This shift is negatively impacting March advance bookings and positively impacting April advance bookings.

Forecast Information (Horizon CPA)

	Forecast Q1 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	300	(13)%	1,300	(7)%
Cost per ASM (cents)*	20.1 – 20.2	(4)% – (5)%	20.4 – 20.5	(4)%
* Costs associated with the Horizon CPA agreement represent the amount paid by Alaska to Horizon for operating costs plus a specified profit margin and are eliminated in consolidation.

Based on our advance booked load factor for March and current ticket yields, we expect March 2009 unit revenues to decline compared to March 2008.

HORIZON AIR

February 2009 Statistics

	February 2009	Change Y-O-Y	QTD 2009	Change Y-O-Y
Capacity (ASMs in millions)	246	(17.2)%	511	(16.8)%
Traffic (RPMs in millions)	166	(21.8)%	333	(20.2)%
Revenue passengers (000s)	487	(19.6)%	989	(17.1)%
Load factor*	67.2%	(3.9)pts	65.1%	(2.7)pts
System RASM (cents)	18.51	(2.0)%	18.62	1.2%
Raw fuel cost/gal.	$1.59	(46.3)%	$1.63	(44.6)%
Economic fuel expense/gal.	$1.94	(27.9)%	$1.94	(27.9)%
*RPMs as a percentage of ASMs

Line-of-Business Information
Horizon’s line-of-business traffic and revenue information is presented below. In CPA arrangements, Horizon is  insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity.  As a result, yield and load factor information is not presented.  Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.

  February 2009

	Capacity Mix			Load Factor			Yield		RASM
	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y		Actual	Change Y-O-Y	Actual	Change Y-O-Y
Brand	152	(20.8)%	62%	66.0%	(2.4)	pts	26.19¢	4.7%	17.78¢	1.0%
Alaska CPA	94	(10.7)%	38%	NM	NM		NM	NM	19.69¢	(7.2)%
Total	246	(17.2)%	100%	67.2%	(3.9)	pts	27.09¢	3.8%	18.51¢	(2.0)%

NM = Not Meaningful

  QTD February 2009

	Capacity Mix			Load Factor			Yield		RASM
	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y		Actual	Change Y-O-Y	Actual	Change Y-O-Y
Brand	317	(19.5)%	62%	63.9%	(1.4)	pts	27.47¢	8.3%	18.05¢	6.2%
Alaska CPA	194	(12.0)%	38%	NM	NM		NM	NM	19.55¢	(6.3)%
Total	511	(16.8)%	100%	65.1%	(2.7)	pts	28.15¢	5.4%	18.62¢	1.2%

NM = Not Meaningful

Changes in Advance Booked Load Factors  – Brand Flying Only

	March	April	May
Point Change Y-O-Y	-4.0 pts*	+1.0 pt*	-1.0 pt

* The Easter holiday is in April this year, but was in March 2008.  This shift is negatively impacting March advance bookings and positively impacting April advance bookings.

HORIZON AIR – (continued)

Forecast Information

	Forecast Q1 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	790	(16)%	3,250 – 3,350	(8)% -- (10)%

Cost per ASM excluding fuel and CRJ-700 fleet transition charges (cents)*	16.2 – 16.3	7% – 8%	15.3 – 15.4	5% – 6%
Cost per ASM excluding fuel and all fleet transition charges (cents)*	15.5 – 15.6	7% - 8%	15.1 – 15.2	6% – 7%
Fuel gallons (in millions)	15	(16)%	63	(6)%
Economic fuel cost per gallon**	$1.91	(31)%	**	**
*For Horizon, our forecast of cost per ASM excluding fuel is based on forward-looking estimates, which will likely differ significantly from actual results.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. The first-quarter forecast uses actual cost from January and February and assumes an average $46-per-barrel price of oil, an average refinery margin of 23 cents per gallon, and a net hedge cost of 26 cents per gallon for March. Because of the unpredictable nature of oil prices, our full-year 2009 forecast is not meaningful at this time.

Based on our advance booked load factor for March and current ticket yields, we expect March 2009 unit revenues to decline compared to March 2008.

Q200 Fleet Transition Charges Expected in First Quarter
Horizon expects to record an estimated charge of $6 million in the first quarter related to the final six Q200 aircraft removed from operations during the period.  The actual amount could differ from this estimate when the calculation is finalized.  In the first quarter of 2008, Horizon recorded Q200 fleet transition charges of $6.7 million. Consistent with past practice, we do not expect to exclude Q200 fleet transition charges from our “adjusted” results.

AIR GROUP

Future Fuel Hedge Positions*

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel

First Quarter 2009	50%	$81
Second Quarter 2009	50%	$71
Third Quarter 2009	50%	$76
Fourth Quarter 2009	50%	$76
Full Year 2009	50%	$76

First Quarter 2010	42%	$68
Second Quarter 2010	38%	$68
Third Quarter 2010	29%	$67
Fourth Quarter 2010	24%	$78
Full Year 2010	33%	$70

First Quarter 2011	17%	$91
Second Quarter 2011	15%	$73
Third Quarter 2011	11%	$74
Fourth Quarter 2011	5%	$67
Full Year 2011	12%	$78

*All of our 2010 and 2011 positions and the majority of our 2009 positions are call options which are designed to effectively cap our cost of the crude oil component of our jet fuel purchases.  With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Cash and Share Count
(in millions)	February 28, 2009	December 31, 2008
Cash and marketable securities	$972	$1,077
Common shares outstanding	36.340	36.275

Capital Expenditures
Total expected capital expenditures for 2009 are as follows (in millions):
	Total 2009 Estimate
	Aircraft-related	Non-aircraft	Total
Alaska	$340	$45	$385
Horizon	70	5	75
Air Group	$410	$50	$460

Firm Aircraft Commitments

	Remainder of 2009	2010	2011	Total
Alaska (B737-800)	6	7	4	17
Horizon (Q400)	3	7	1	11
Totals	9	14	5	28

In addition to the firm orders noted above, Alaska has options to acquire 44 additional B737-800s and Horizon has options to acquire 10 Q400s.

AIR GROUP – (continued)

Projected Fleet Count

		Actual Fleet Count			Expected Fleet Activity
					Changes by Quarter
Alaska	Seats	Dec. 31, 2007	Dec. 31, 2008	Feb. 28, 2009	March Changes	Q2	Q3	Q4	Dec. 31, 2009 [2]	2010 Changes	Dec. 31, 2010 [2]
737-400F [1]	---	1	1	1	---	---	---	---	1	---	1
737-400C [1]	72	5	5	5	---	---	---	---	5	---	5
737-400	144	34	31	30	(2)	---	---	---	28	(5)	23
737-700	124	20	20	19	---	(4)	---	---	15	(2)	13
737-800	157	29	41	45	2	4	---	---	51	7	58
737-900	172	12	12	12	---	---	---	---	12	---	12
MD-80	140	14	---	---	---	---	---	---	---	---	---
Totals		115	110	112	---	---	---	---	112	---	112

		Actual Fleet Count			Expected Fleet Activity
					Changes by Quarter
Horizon	Seats	Dec. 31, 2007	Dec. 31, 2008	Feb. 28, 2009	March Changes	Q2	Q3	Q4	Dec. 31, 2009	2010 Changes	Dec. 31, 2010
Q200	37	16	6	---	---	---	---	---	---	---	---
Q400	74-76	33	35	37	---	---	---	3	40	7	47
CRJ-700 [3]	70	21	18	18	---	---	(1)	(4)	13	(8)	5
Totals		70	59	55	---	---	(1)	(1)	53	(1)	52

1 F=Freighter; C=Combination freighter/passenger
2 The expected fleet counts at December 31, 2009 and 2010 for Alaska are subject to change as we continue to refine the capacity reduction and aircraft utilization plan, and attempt to market four of our B737-700 aircraft.
3 The planned CRJ and Q400 fleets at December 31, 2009 and 2010 are subject to change as we finalize the fleet transition plan and is dependent on our ability to remarket the CRJ aircraft.